                                                   FILED PURSUANT TO RULE 424(C)
                                                   FILE NO. 333-40513
PROSPECTUS SUPPLEMENT NO. 2
DATED JUNE 30, 1998
(TO PROSPECTUS DATED MARCH 31, 1998)

                                  $143,750,000

                        COEUR D'ALENE MINES CORPORATION

              7 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005

                            ------------------------

     Based on information available to the Company, the total principal amount of Debentures that currently may be offered by the Selling Debentureholders pursuant to this Prospectus is $130,825,000. The table on pages 26 and 27 of the Prospectus setting forth information regarding the Selling Debentureholders is replaced by the following table:

                                                                                            PERCENT OF
                                                                                           $143,750,000
                                              PRINCIPAL AMOUNT    PRINCIPAL AMOUNT OF   PRINCIPAL AMOUNT OF
                                               OF DEBENTURES       DEBENTURES BEING         OUTSTANDING
                   NAME                      BENEFICIALLY OWNED         OFFERED             DEBENTURES
                   ----                      ------------------   -------------------   -------------------
MainStay Convertible Fund..................     $ 14,800,000         $ 14,800,000              10.30%
Societe Generale Secs CP...................       12,300,000           12,300,000               8.56
President and Fellows of Harvard College...       11,000,000           11,000,000               7.65
Argent Classic Convertible Arbitrage Fund
  (Bermuda) L.P............................        8,500,000            8,500,000               5.91
Triton Capital Investments, LTD............        7,550,000            7,550,000               5.25
JMG Convertible Investments, L.P. .........        6,750,000            6,750,000               4.70
Lipper Convertibles, L.P...................        6,000,000            6,000,000               4.17
Phoenix Convertible Fund...................        6,000,000            6,000,000               4.17
Forest Fulcrum Fund LP.....................        5,150,000            5,150,000               3.58
Forest Global Convertible Fund Series
  A-5......................................        4,400,000            4,400,000               3.06
Swiss Bank Corporation -- London Branch....        4,000,000            4,000,000               2.78
GLG Global Convertible Fund PLC............        3,950,000            3,950,000               2.75
Highbridge International LDC...............        3,500,000            3,500,000               2.43
St. Clair Investments, L.P.................        3,500,000            3,500,000               2.43
Pacific Horizon Capital Income Fund........        3,400,000            3,400,000               2.37
Lipper Offshore Convertibles L.P...........        2,500,000            2,500,000               1.74
New York Life Separate Account #7..........        2,500,000            2,500,000               1.74
SoundShore Partners L.P....................        2,500,000            2,500,000               1.74
Duckbill & Co..............................        1,625,000            1,625,000               1.13
KA Management Ltd.                                 1,339,500            1,339,500                  *
TQA Vantage Fund, L.P......................        1,200,000            1,200,000                  *
K.A. Trading L.P...........................        1,010,500            1,010,500                  *
Argent Classic Convertible Arbitrage Fund
  LP.......................................        1,000,000            1,000,000                  *
Commonwealth Life Insurance
  Company -- (Teamsters -- Camden Non-
  Enhanced)................................        1,000,000            1,000,000                  *
Commonwealth Life Insurance Comp. -- Stock
  TRAC (Teamsters I).......................        1,000,000            1,000,000                  *
Fortis Services Fund, Inc. -- Growth &
  Income Series............................        1,000,000            1,000,000                  *
Merrill Lynch Convertible Fund, Inc........        1,000,000            1,000,000                  *
Merrill Lynch World Income Fund, Inc.......        1,000,000            1,000,000                  *
Security Insurance Company of Hartford.....        1,000,000            1,000,000                  *
Tribeca Investments, L.L.C.................        1,000,000            1,000,000                  *
TQA Arbitrage Fund, L.P....................          950,000              950,000                  *
Phoenix Home Life Convertible Fund.........          750,000              750,000                  *
MainStay VP Convertible Fund...............          700,000              700,000                  *
TQA Leverage Fund, L.P.....................          675,000              675,000                  *
TQA Vantage Plus Fund, Ltd.................          675,000              675,000                  *

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
                                                                                            PERCENT OF
                                                                                           $143,750,000
                                              PRINCIPAL AMOUNT    PRINCIPAL AMOUNT OF   PRINCIPAL AMOUNT OF
                                               OF DEBENTURES       DEBENTURES BEING         OUTSTANDING
                   NAME                      BENEFICIALLY OWNED         OFFERED             DEBENTURES
                   ----                      ------------------   -------------------   -------------------
Reserve Convertible Securities Fund........          550,000              550,000                  *
BNP Arbitrage SNC..........................          500,000              500,000                  *
GLG Market Neutral Fund ...................          500,000              500,000                  *
Providian Life & Health (Camden)...........          500,000              500,000                  *
Silverton International Fund Limited.......          500,000              500,000                  *
Zazove Convertible Fund, L.P...............          500,000              500,000                  *
LLT Limited................................          400,000              400,000                  *
McMahan Securities Company, L.P. ..........          350,000               350,00                  *
Bank of America Convertible Securities
  Fund.....................................          260,000              260,000                  *
Fortis Equity Portfolio, Inc. -- Fortis
  Growth & Income Portfolio................          250,000              250,000                  *
LDG Limited................................          250,000              250,000                  *
Worldwide Transactions Ltd.................          170,000              170,000                  *
Pacific Innovation Trust Capital Income
  Fund.....................................          140,000              140,000                  *
Employee Benefit Convertible Fund..........          130,000              130,000                  *
Forest Global Convertible Fund Series A....           50,000               50,000                  *
Salomon Brothers Inc.......................           50,000               50,000                  *
                                                ------------         ------------              -----
          Total............................     $130,325,000         $130,325,000              90.66%
                                                ============         ============              =====

---------------
* Less than 1%